Exhibit 10.6

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT (the “Amendment”), dated effective as of December 22, 2022 (the “Effective Date”), is by and between Origin, Inc., a Delaware corporation, with its principal place of business at 2 Research Way, Princeton, NJ 08540 (f/k/a Advanced Plasma Therapies, Inc., the “Company”) and Michael Preston, having a principal residence at 8 Abbey Road Orangeburg NY 10962 (the “Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated May 30, 2013, as amended by that certain Amendment No. 1 thereto, dated September 30, 2013, and that certain Amendment No. 2 thereto, dated December 20, 2013, and that certain Amendment No. 3 dated November 1, 2015 (collectively, the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to further amend the Employment Agreement on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, and pursuant to Section 11(e) of the Employment Agreement, the parties, intending to be legally bound, hereby agree to amend the Employment Agreement as of the Effective Date as follows:

1. Term of the Employment Agreement. Section 2(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following new Section 2(b):

(b) Devotion of Executive’s Time. Executive shall devote one hundred percent (100%) of his business time, labor, skill and energy to conducting the business and affairs of the Company and to performing his duties and responsibilities to the Company as set forth in Section 2(a) hereof, unless otherwise approved by the Board. Executive shall perform Executive’s duties and responsibilities to the Company diligently, competently, faithfully and to the best of his ability.

2. No Further Amendment. Except as amended hereby, the Employment Agreement shall remain unmodified and in full force and effective.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed in that state, without regard or reference to its principles of conflicts of laws.

4. Headings; Counterparts. The headings contained in this Amendment are inserted for reference purposes only and shall not in any way affect the meaning, construction or interpretation of this Amendment. This Amendment may be executed in two (2) counterparts, each of which, when executed, shall be deemed to be an original, but both of which, when taken together, shall constitute one and the same document. Such counterparts may be executed and delivered by facsimile/e-mail transmission, which shall constitute valid execution and delivery.

IN WITNESS WHEREOF, each of the Company and Executive has executed this Amendment as of the date first above written.

ORIGIN, INC.

By:	/s/ John Fernandes
	Name:	John Fernandes
	Title:	Chief Financial Officer

/s/ Michael Preston
Michael Preston